NEOS ETF Trust 485BPOS

Exhibit 99.(i)(2)

September 26, 2024

Garrett Paolella

Chairman, President and Trustee

NEOS ETF Trust

13 Riverside Avenue

Westport, CT 06880

RE:	NEOS ETF Trust File Nos. 811-23645 and 333-253997

Dear Mr. Paolella:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 137 to the Registration Statement filed on June 20, 2024, under the Securities Act of 1933 to the Registrant’s Registration Statement on Form N-1A (the “Registration Statement”).

We hereby give you our consent to incorporate by reference each Legal Opinion into Post-Effective Amendment No. 164 under the Securities Act of 1933 (Amendment No. 165 under the 1940 Act) to the Registration Statement (the “Amendment”) and consent to all references to Thompson Hine LLP in the Amendment.

Very truly yours,

/s/ THOMPSON HINE LLP

Thompson Hine LLP